090303

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate of Change Pursuant to NRS 78.209

Filed in the office of	Document Number 20160486931-90
Barbara K. Cegavske Secretary of State State of Nevada	Filing Date and Time 11/04/2016 10:15 AM
	Entity Number C29779-1998

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Change filed Pursuant to NRS 78.209 For Nevada Profit Corporations

1. Name of corporation:

MediXall Group, Inc.

2. The board of directors have adopted a resolution pursuant to NRS 78.209 and have obtained any required approval of the stockholders.

3. The current number of authorized shares and the par value, if any, of each class or series, if any, of shares before the change:

Common Stock Authorized 750,000,000 at $0.001 Par Value
Preferred Stock Authorized 5,000,000 at $0.001 Par Value

4. The number of authorized shares and the par value, if any, of each class or series, if any, of shares after the change:

Common Stock Authorized 750,000,000 at $0.001 Par Value
Preferred Stock Authorized 5,000,000 at $0.001 Par Value

5. The number of shares of each affected class or series, if any, to be issued after the change in exchange for each issued share of the same class or series:

1 for 15 Reverse Split of issued and outstanding Common Stock

6. The provisions, if any, for the issuance of fractional shares, or for the payment of money or the issuance of scrip to stockholders otherwise entitled to a fraction of a share and the percentage of outstanding shares affected thereby:

Round Up

7. Effective date and time of filing: (optional) Date: 11/22/2016 Time:

(must not be later than 90 days after the certificate is filed)

8. Signature: (required)

X

Signature of Officer

CFO

Title

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.